Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY REPORTS PRELIMINARY REVENUES
FOR SECOND QUARTER OF FISCAL 2006
Company Announces Review of Stock Option Granting Practices

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

          Calabasas Hills, CA – July 18, 2006 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today reported preliminary, unaudited revenues for the second quarter of fiscal 2006, which ended on July 4, 2006.

          Total revenues increased approximately 12% to $322.2 million from $288.3 million in the second quarter of fiscal 2005.  Comparable restaurant sales decreased 0.8% in the second quarter of fiscal 2006 driven by the macro trends impacting the restaurant industry, as previously discussed by the Company.  Both revenues and comparable restaurant sales were in-line with the Company’s expectations announced on June 27, 2006. By concept, comparable restaurant sales decreased 1.2% at The Cheesecake Factory and increased 5.5% at Grand Lux Cafe in the second quarter of fiscal 2006.

          The Company met its second quarter new restaurant opening target with the opening of The Cheesecake Factory restaurants in Cherry Hill, New Jersey and Huntington Beach, California, and reiterated its new restaurant opening target for fiscal 2006 of as many as 21 new restaurants, including two to three Grand Lux Cafes.  Consistent with prior years, the majority of the new restaurant openings will occur in the second half of the year.

Review of Stock Option Granting Practices

          The Company also announced today that the Audit Committee of its Board of Directors, which is comprised solely of independent directors, is reviewing the Company’s practices relating to its stock option grants. This voluntary review was initiated in response to recent media and Wall Street reports regarding the option granting practices at numerous publicly traded companies, and is being conducted with the assistance of special outside legal counsel.  The Company will not be able to comment on any aspect of the review or possible outcome until after the Audit Committee completes its review.  At that time, the Company expects to provide an update as to the Audit Committee’s findings.

          As a result of the review, the Company will announce its complete financial results for the second quarter of fiscal 2006 as soon as practicable following the completion of the Audit Committee’s work.  At this time, the Company does, however, expect to report second quarter fiscal 2006 results and file its Form 10-Q for the quarter by the August 14, 2006 filing deadline.

The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

About The Cheesecake Factory Incorporated

          The Cheesecake Factory Incorporated operates 107 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates seven upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

Safe Harbor Statement

          This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates”, “expects”, “will” and similar words and their variations.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the Securities and Exchange Commission.

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The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100